Exhibit 99.1

diaDexus, Inc. Reports First Quarter 2014 Financial Results

Increasing Full Year 2014 Revenue Guidance to $27 to $29 Million

Conference Call Today at 4:30 p.m. ET

SOUTH SAN FRANCISCO, Calif., May 7, 2014 — diaDexus, Inc. (OTCQB: DDXS), a company developing and commercializing proprietary cardiovascular diagnostic products, today announced financial results for the first quarter ended March 31, 2014.

“In the first quarter, diaDexus delivered $5.4 million in revenues, while continuing the sales and marketing programs that we believe position us for positive revenue growth in the second half of 2014. In addition, the recently secured laboratory services contract with GlaxoSmithKline (GSK) has enabled us to raise our full year revenue guidance,” said Brian Ward, Ph.D., diaDexus’ president and chief executive officer. “ We are also pleased to announce the completion of a validation study for the PLAC test for Lp-PLA2 Activity that will support our submission of a traditional 510(k) by mid-year.”

Recent Highlights

•	Gross margins for the first quarter 2013 were 70 percent compared with 67 percent for the comparable period in 2013.

•	Significantly expanded support of our laboratory partners including the doubling of our sales force in the first quarter of 2014.

•	Entered into a services agreement with GSK to provide them with certain laboratory testing and related services worth up to $3.1 million in revenue.

•	Completed the validation study that will support our submission to the U.S. Food and Drug Administration of a traditional 510(k) for the PLAC test for Lp-PLA2 Activity by mid-year.

•	Data presented at the 63rd Annual American College of Cardiology Scientific Session from the GSK sponsored Phase 3 STABILITY trial provided further evidence that Lp-PLA2 is a causative risk factor for coronary heart disease.

•	Expanded our pipeline through an exclusive licensing and supply agreement with Thermo Fisher Scientific Inc., that will provide diaDexus with the ability to develop and commercialize three independent biomarkers (MR-proADM (midregional pro adrenomedullin), MR-proANP (midregional pro atrial natriuretic peptide), and CT-proET1 (C-terminal pro endothelin-1)) to aid in risk prediction and prognosis for heart failure.

•	Dedicated resources to the heart failure biomarker program and initiated feasibility studies for two of the three biomarkers, MR-proADM and MR-proANP.

Total revenues for the first quarter 2014 were $5.4 million, compared with $5.6 million reported in the first quarter of 2013. The decrease in revenues for the first quarter of 2014 was due to an unexpected, temporary decline in orders from a significant customer that was partially accounted for by seasonality in the business and by inclement weather that particularly affected the Eastern half of the U.S. Total operating expenses for the first quarter 2014 were $9.3 million, compared with $6.9 million for the first quarter of 2013. The increase in operating expenses resulted primarily from the costs related to in-licensing the three heart failure biomarkers from Thermo Fischer Scientific for $1.7 million and costs related to expansion of our sales and marketing programs. The Company’s net loss for the first quarter 2014 was $4.1 million, or $(0.07) per share, compared with a net loss of $1.2 million, or $(0.02) per share, in the first quarter of 2013.

Updated 2014 Financial Guidance

For the full year 2014, the Company is increasing its total revenue guidance to be in the range of $27 to $29 million to account for the potential revenue associated with the recently announced GSK service agreement. The Company anticipates second quarter revenues to be significantly higher than the same quarter last year as a result of this agreement and continues to anticipate positive product revenue growth in the second half of 2014 as a result of the Company’s recently expanded sales and marketing programs.

Webcast

diaDexus will host a conference call and webcast today, May 7 at 4:30 p.m. ET (1:30 p.m. PT) to discuss the first quarter 2014 results. The dial-in numbers for the conference call are 1 (877) 378-9048 for domestic callers and 1 (781) 483-4169 for international. The reservation number for both is 35773383. The webcast may be accessed via the company’s website at www.diadexus.com/webcast. A replay of the webcast will be available shortly following the live webcast.

About diaDexus, Inc.

diaDexus, Inc., based in South San Francisco, California, develops and commercializes proprietary cardiovascular diagnostic products addressing unmet needs in cardiovascular disease. The company’s PLAC® Test ELISA Kit is the only blood test cleared by the FDA to aid in predicting risk for both coronary heart disease and ischemic stroke associated with atherosclerosis, the #1 and #3 causes of death, respectively, in the United States. The company’s PLAC® Test for Lp-PLA2 Activity, a CE-marked test, is an indicator of atherosclerotic cardiovascular disease, the #1 cause of death in Europe. diaDexus is ISO 13485 certified and manufactures the PLAC Test for Lp-PLA2 Activity on-site. For more information, please visit the company’s website at www.diaDexus.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and assumptions and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to diaDexus that could cause actual results to differ materially from those expressed in such forward-looking statements include the factors necessary to achieve revenue guidance, including the positive second half growth and the potential success of our expanded sales and marketing program, and product opportunity expectations for the remainder of the year such as diaDexus’ ability to gain acceptance of its PLAC® Test products in the marketplace, such as its ability to demonstrate that treatment of individuals based on their Lp-PLA2 levels improves clinical outcomes in prospective clinical studies; diaDexus’ high degree of customer concentration, including the downward pressure that its largest customers exert on its product pricing; the ability to continue to grow revenue at the same quarterly or annual rate; the medical device excise tax under the Patient Protection and Affordable Care Act of 2010 (“PPACA”) and the ability to pass those costs through to customers; the ability to report under the sunshine provisions of the PPACA; diaDexus’ relationship with key customers, including GlaxoSmithKline, the licensor of Lp-PLA2; third party payors’ acceptance of and reimbursement for the PLAC®Tests; diaDexus’ ability to obtain higher selling prices with its partners when reimbursement coverage for its PLAC® Tests increases; diaDexus’ ability to develop and commercialize new products and services; various risks associated with the international expansion of diaDexus’ business; the timing of data unblinding in the second Phase 3 study of darapladib being conducted by GlaxoSmithKline and its impact on the PLAC Test adoption and sales; diaDexus’ ability and timing to submit a new 510(k) application for, and obtain FDA clearance of, its new automated Lp-PLA2 Activity test; diaDexus’ ability to initiate and continue to manufacture the PLAC® Test for Lp-PLA2 Activity to meet customer demand; diaDexus will be able to successfully develop and commercialize tests to measure MR-proADM, MR-proANP, CT-proET1 for clinical evaluations, the timing of when the development efforts may be completed, whether the Food and Drug Administration will clear any or all of these commercial tests, if at all, whether Thermo Fisher Scientific can meet the supply requirements of diaDexus and whether these tests will be ordered by physicians and reimbursed by public or private payers,the adequacy of diaDexus’ intellectual property rights; diaDexus’ ability to satisfy its obligations under its license agreements, to maintain its license rights under those license agreements and to enter into any necessary licenses on acceptable terms; diaDexus’ limited revenue and cash resources; and diaDexus’ significant corporate expenses, including real estate lease liabilities and expenses associated with being a public company. Future financing needs will depend on diaDexus’ ability to continue increasing the rate of adoption for its products by physicians and its progress in expanding insurance coverage for the PLAC® Test. Additional factors that could cause diaDexus’ results to differ materially from those described in the forward-looking statements can be found in diaDexus’ most recent yearly report on Form 10-K and other reports filed with the Securities and Exchange Commission, and available at the SEC’s web site at www.sec.gov. The information set forth herein speaks only as of the date hereof, and except as required by law, diaDexus disclaims any intention and does not assume any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

Company Contacts:

diaDexus, Inc.

Brian E. Ward, Ph.D., CEO

Jean-Frédéric Viret, Ph.D., CFO

650-246-6400

investors@diadexus.com

Investor/Media Relations:

BrewLife

Nicole Foderaro, 415-946-1058

nfoderaro@brewlife.com

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DIADEXUS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(unaudited)

	Three Months Ended March 31,
	2014	2013
Revenues:
Product sales	$5,011		$5,460
Service revenue	349		—
License revenue	75		76
Royalty revenue	—		18

Total revenues	5,435		5,554
Operating costs and expenses:
Product and service costs	1,638		1,825
Sales and marketing	2,481		1,950
Research and development	3,041		1,116
General and administrative	2,143		1,980

Total operating costs and expenses	9,303		6,871

Loss from operations	(3,868)		(1,317)
Interest income, interest expense and other income (expense), net:
Interest income	1		2
Interest expense	(219)		(93)
Other income (expense), net	(2)		243

Loss before income tax	(4,088)		(1,165)
Income tax	(12)		(5)

Net loss	$(4,100)	$	$(1,170)

Basic and diluted net loss per share:	$(0.07)	$	$(0.02)

Weighted average shares used in computing basic and diluted net loss per share	54,771,788		53,903,634

DIADEXUS, INC.

CONDENSED BALANCE SHEETS

(In thousands)

(unaudited)

	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$13,849	$16,847
Accounts receivable	2,913	3,027
Inventories	216	460
Prepaid expenses and other current assets	948	845

Total current assets	17,926	21,179
Restricted cash	1,400	1,400
Property and equipment, net	933	968
Other long-term assets	82	100

Total assets	$20,341	$23,647

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$669	$611
Notes payable, current portion	2,770	2,763
Deferred revenues, current portion	151	228
Deferred rent, current portion	70	51
Unfavorable lease obligation	727	697
Accrued and other current liabilities	3,633	2,203

Total current liabilities	8,020	6,553
Non-current portion of notes payable	6,351	7,047
Non-current portion of deferred rent	304	336
Non-current portion of unfavorable lease obligation	1,580	1,777
Other long term liabilities	446	414

Total liabilities	16,701	16,127
Stockholders’ equity:
Preferred stock	—	—
Common stock	548	548
Additional paid-in capital	207,088	206,868
Accumulated deficit	(203,996)	(199,896)

Total stockholders’ equity	3,640	7,520

Total liabilities and stockholders’ equity	$20,341	$23,647

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